                                                                 Exhibit 10.14

                                    MATTEL, INC.

                                     HIGHLIGHTS
                                     ----------
                           1993 MANAGEMENT INCENTIVE PLAN
                           ------------------------------

OBJECTIVES

     - Focus on key Mattel goals -- "growth in earnings" and "asset management"
     -    Recognize individual contributions, while emphasizing a team approach
     -    Link participants' compensation to Mattel's business performance

PARTICIPATION

Eligibility extends to employees with the position of manager or above, and/or those at salary grade 26 or higher. In addition, all participants must:

     -    Be an active employee as of September 30, 1993
     - Be an active employee as of the date bonuses are distributed in March, 1994

BONUS CRITERIA

The Management Incentive Plan provides an annual cash bonus to participating employees based on the following factors:

     -    Corporate and division financial results
     -    Position in the company
     -    Individual employee performance

FUNDING

The incentive pool is funded based upon the following measurements of business performance:

     -    Corporate Net Income
     -    Growth in Division Operating Profit
     - Cash Flow Return on Investment (CFROI), which is a ratio of annual cash flow (driven by operating profit) and net investments driven by accounts receivable and inventory)

The entire incentive pool is generated and funded as a percentage of corporate net income based upon the level of corporate earnings attained. The total pool is then allocated between the corporation, its divisions and the Affiliates.

     - Division and Affiliate pools receive 75% of their funding based on their performance and 25% based on corporate performance
     - Corporate staff funding will be determined based on overall corporate results

The benchmarks for the levels of funding are:

     -    Maximum - pool is 100% funded, if corporate results exceed the business plan
     -    Plan    - pool is 67% funded, if corporate results meet the business plan

INDIVIDUAL INCENTIVE AWARDS

Your individual award is then determined based on the total incentive pool generated, your division's financial results, your position in the company and your individual performance. The fund generated for each position (expressed as a percentage of prorated salary) will be based on:

             POSITION              PLAN           MAXIMUM
     ------------------------    --------        ---------
     Executive VP/Sr. VP            43%             65%
     Vice President                 40%             60%
     Sr. Director/Director          33%             50%
     Sr. Manager                    20%             30%
     Manager                        10%             15%

These percentages are provided only as a benchmark. The actual amount of your incentive payment may vary depending on the size of the pool, which is directly determined by corporate/division performance, and more significantly, your individual performance.


SUMMARY

The Management Incentive Plan provides a significant benefit to both the participants and the company's stockholders. The more efficient and pro-active we are as managers of Mattel's assets, the better the margins and returns on invested capital. Each of us contributes to these measures of success, and this plan offers its participants the ability to achieve lucrative incentives for truly superior company and individual performance.



     This is only a summary of the Plan. The Compensation/Options Committee has the authority to interpret the Plan and to establish rules and regulations for administration of the Plan. The Compensation/Options Committee may at any time amend, modify or terminate the Plan. (May 1993)